As filed with the Securities and Exchange Commission on January 13, 2009
Registration No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Green Planet Bioengineering Co. Limited
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	37-1532842 (I.R.S. Employer identification No.)

18851 NE 29th Avenue, Suite 700, Aventura, FL 33180

(Address of principal executive offices) (Zip Code)

Green Planet Bioengineering Co. Ltd. 2009 Incentive Stock Plan
Consulting Agreement between Green Planet Bioengineering Co. Ltd and Darrin Ocasio
Consulting Agreement between Green Planet Bioengineering Co. Ltd and Michael Karpheden
Consulting Agreement between Green Planet Bioengineering Co. Ltd and Jeanne Chan
Consulting Agreement between Green Planet Bioengineering Co. Ltd and Marius Silvasan
Consulting Agreement between Green Planet Bioengineering Co. Ltd and Jerold Siegan
 (Full title of the plans)

Min Zhao
18851 NE 29th Avenue, Suite 700, Aventura, FL 33180
1(877) 544-2288 or (601) 786 9171

(Telephone number, including area code, of agent for service)

With a copy to:

Darrin Ocasio, Esq.
David Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
Phone (212) 930-9700
Fax (212) 930-9725

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	4,989,167	0.97	4,839,492	190.19

(1)
Represents shares of common stock underlying the stock issued pursuant to the Green Planet Bioengineering Co., Ltd. 2009 Incentive Stock Plan and warrants issued pursuant to the Consulting Agreement between Green Planet Bioengineering Co. Ltd and Darrin Ocasio; the Consulting Agreement between Green Planet Bioengineering Co. Ltd and Michael Karpheden; the Consulting Agreement between Green Planet Bioengineering Co. Ltd and Jeanne Chan; the Consulting Agreement between Green Planet Bioengineering Co. Ltd and Marius Silvasan; and the Consulting Agreement between Green Planet Bioengineering Co. Ltd and Jerold Siegan

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended, using the book value of the securities computed as of January 13, 2009

EXPLANATORY NOTE

  This Registration Statement is being filed in accordance with the requirements of Form S-8 in order to register 4,989,167shares, the amount of shares underlying the Green Planet Bioengineering Co., Ltd. 2009 Incentive Stock Plan (the “Stock Plan”) and the shares underlying the Warrants issued under our Consulting Agreements between the Company and certain Consultants, which agreements are filed as exhibits to this Registration Statement (the “Consulting Agreements”).

PART I

Item 1.            Plan Information.

Green Planet Bioengineering Co. Limited (“Green Planet”) will provide each participant (the "Recipient") with documents that contain information related to our Stock Plan and the Consulting Agreements, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement on Form S-8 (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common shares covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.            Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Min Zhao
18851 NE 29th Avenue, Suite 700
Aventura, FL 33180
1(877) 544-2288 or (601) 786 9171

REOFFER PROSPECTUS

Green Planet Bioengineering Co. Limited
4,669,167 Shares of
Common Stock

This reoffer prospectus relates to the sale of up to 4,669,167 shares of our common stock, $.001 par value per share that may be offered and resold from time to time by existing selling stockholders identified in this prospectus for their own account issuable pursuant to the Stock Plan and the Consulting Agreements. It is anticipated that the selling stockholders will offer common shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of common stock will be issued pursuant to awards granted under the Green Planet Bioengineering Co., Ltd. 2009 Incentive Stock Plan and the Consulting Agreements.

 This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

Investing in our common stock involves risks. See "Risk Factors" on page 2 of this reoffer prospectus. These are speculative securities.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 13, 2009

GREEN PLANET BIOENGINEERING CO. LIMITED

TABLE OF CONTENTS

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PROSPECTUS SUMMARY

 We were incorporated in Delaware under the name Mondo Acquisition II, Inc. on October 30, 2006.  Our initial business plan was to serve as a vehicle to pursue a business combination through the acquisition of, or merger with, an operating business. We were, based on proposed business activities, a “blank check” company. On October 2, 2008, we changed our name to Green Planet Bioengineering Co. Limited.  On October 24, 2008, we entered into a Share Exchange Agreement with Elevated Throne Overseas Ltd. and its shareholders.  Pursuant to such transactions, we are now an operating bioengineering company.

Our principal executive offices are located at 18851 NE 29th Avenue, Suite 700, Aventura, Florida, 33180 and our telephone number is 1(877) 544-2288 or (601) 786 9171.

The Offering

Common stock outstanding before the offering	15,101,667 shares

Common stock issued which may be offered pursuant to this prospectus	4,669,167shares

Common stock to be outstanding after the offering	19,053,334 shares

Use of Proceeds
We will not receive any proceeds from the sale of shares by the selling stockholders, but will receive the amount of the exercise price of the warrants.  Such amount will be used for general corporate purposes.

Risk Factors	The purchase of common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 2.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in our common stock. If any of the following risks actually materializes, our business, financial condition and results of operations would suffer. The trading price of our common stock could decline as a result of any of these risks, and you might lose all or part of your investment in our common stock. You should read the section entitled "Forward-Looking Statements" immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Our ability to operate in the People’s Republic of China may be harmed by changes in its laws and regulations

Our offices and manufacturing plants are located in the People’s Republic of China and the production, sale and distribution of our products are subject to Chinese rules and regulations. Currently, China does not have rules and regulations on raw material products. However, health foods and the Q10 raw material sales must obtain government written instructions to a subordinate, therefore, we are obtaining GMP authentication as described herein.

The People’s Republic of China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.

Our ability to operate in the People’s Republic of China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.

Also, we are a state-licensed corporation and production and manufacturing facility and are subject to Chinese regulation and environmental laws. The Chinese government has been active in regulating our industry. Our business and products are subject to government regulations mandating the use of good manufacturing practices. Changes in such laws or regulations in the People’s Republic of China that govern or apply to our operations could have a materially adverse effect on our business. For example, the law could change so as to inhibit our purchases from suppliers of tobacco leaves because of trade tariffs. Our manufacturing costs may be increased and consequently affect our profit margins and revenue.

If we were to lose our state-licensed status, we would no longer be able to manufacture our products in the People’s Republic of China, which is our sole operation.

There is no assurance that the People’s Republic of China’s economic reforms will not adversely affect our operations in the future

Although the Chinese government owns the majority of productive assets in the People’s Republic of China, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity.

Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

•	We will be able to capitalize on economic reforms;
•	The Chinese government will continue its pursuit of economic reform policies;
•	The economic policies, even if pursued, will be successful;
•	Economic policies will not be significantly altered from time to time; and
•	Business operations in the PRC will not become subject to the risk of nationalization.

Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within the People’s Republic of China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

Over the last few years, the People’s Republic of China's economy has registered a high growth rate. During the past ten years, the rate of inflation in the People’s Republic of China has been as high as 20.7% and as low as -2.2%. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These corrective measures were designed to restrict the availability of credit or regulate growth and contain inflation. These measures have included devaluations of the Chinese currency, the Renminbi (RMB), restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in the People’s Republic of China, and thereby harm the market for our products. Future inflation in the PRC may inhibit our activity to conduct business in the People’s Republic of China.

To date, reforms to the People’s Republic of China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to the People’s Republic of China's economic system will continue or that we will not be adversely affected by changes in the People’s Republic of China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the People’s Republic of China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or businesses.

For example, changes in policy could result in imposition of restrictions on currency conversion, imports or the source of suppliers, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in the People’s Republic of China. Although the People’s Republic of China has been pursuing economic reforms for the past two decades, events such as a change in leadership or social disruptions that may occur upon the proposed privatization of certain state-owned industries could significantly affect the government's ability to continue with its reform.

We face economic risks in doing business in the People’s Republic of China. As a developing nation, the People’s Republic of China's economy is more volatile than that of developed Western industrial economies. It differs significantly from that of the U.S. or a Western European Country in such respects as structure, level of development, capital reinvestment, resource allocation and self-sufficiency. Only in recent years has the Chinese economy moved from what had been a command economy through the 1970s to one that during the 1990s encouraged substantial private economic activity. In 1993, the Constitution of the People’s Republic of China was amended to reinforce such economic reforms. The trends of the 1990s indicate that future policies of the Chinese government will emphasize greater utilization of market forces. The People’s Republic of China government has confirmed that economic development will follow the model of a market economy. For example, in 1999 the Government announced plans to amend the Chinese Constitution to recognize private property, although private business will officially remain subordinated to the state-owned companies, which are the mainstay of the Chinese economy. However, there can be no assurance that, under some circumstances, the government's pursuit of economic reforms will not be restrained or curtailed. Actions by the central government of the People’s Republic of China could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations. Economic reforms could either benefit or damage our operations and profitability. Some of the things that could have this effect are: i) level of government involvement in the economy; ii) control of foreign exchange; methods of allocating resources; iii) international trade restrictions; and iv) international conflict.

Under the present direction, we believe that the People’s Republic of China will continue to strengthen its economic and trading relationships with foreign countries and business development in the People’s Republic of China will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case. A change in policies by the People’s Republic of China government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the People’s Republic of China's political, economic and social life.

The People’s Republic of China legal and judicial system may not adequately protect foreign investors and enforce their rights

The Chinese legal and judicial system may negatively impact foreign investors. In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in the People’s Republic of China. However, the People’s Republic of China's system of laws is not yet comprehensive. The legal and judicial systems in the People’s Republic of China are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the People’s Republic of China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the Chinese judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The People’s Republic of China's legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the People’s Republic of China's political, economic or social life, will not affect the Chinese government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

The practical effect of the People's Republic of China legal system on our business operations in the People’s Republic of China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several states, similarly, the People’s Republic of China accounting laws mandate accounting practices, which are not consistent with the U.S. (GAAP) Generally Accepted Accounting Principles. The People’s Republic of China's accounting laws require that an annual "statutory audit" be performed in accordance with People’s Republic of China accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People's Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Second, while the enforcement of substantive rights may appear less clear than United States procedures, the Foreign Invested Enterprises and Wholly Foreign- Owned Enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution.

Any award rendered by an arbitration tribunal is enforceable in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958). Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in the PRC. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.

In addition, some of our present and future executive officers and our directors may be residents of the People’s Republic of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States, or to enforce a judgment obtained in the United States against us or any of these persons.

The People’s Republic of China laws and regulations governing our current business operations are sometimes vague and uncertain. There are substantial uncertainties regarding the interpretation and application of People’s Republic of China laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under People’s Republic of China laws, and as a result, we are required to comply with People’s Republic of China laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new People’s Republic of China laws or regulations may have on our business.

Governmental control of currency conversion may affect the value of your investment .

The majority of our revenue will be settled in Renminbi, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside the People’s Republic of China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including, primarily, the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in the People’s Republic of China authorized to conduct foreign exchange business.

In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, our business and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiary in the People’s Republic of China would be reduced.

The People’s Republic of China government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the People’s Republic of China. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing People’s Republic of China foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the People’s Republic of China to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

The People’s Republic of China government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. Dollar and other currencies may fluctuate and is affected by, among other things, changes in the People’s Republic of China's political and economic conditions. As we rely almost entirely on revenues earned in the People’s Republic of China, any significant revaluation of the Renminbi may materially and adversely affect our cash flow, revenue and financial condition. For example, to the extent that we need to convert U.S. Dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. Dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. Dollar appreciates against the Renminbi, the U.S. Dollar equivalent of the Renminbi we convert would be reduced. In addition, the depreciation of significant U.S. Dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the People’s Republic of China government changed its decade-old policy of pegging the value of the Renminbi to the U.S. Dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. On July 21, 2005 the RMB was 8.28 for 1 USD and as of October 23, 2008, the RMB was 6.85 for 1 USD, which is approximately 20% appreciation of the RMB against the USD. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the People’s Republic of China government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. Dollar.

Recent PRC State Administration of Foreign Exchange Regulations regarding offshore financing activities by People’s Republic of China residents have undergone a number of changes which may increase the administrative burden we face. The failure by our shareholders who are People’s Republic of China residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our People’s Republic of China resident shareholders to liability under People’s Republic of China law.

State Administration of Foreign Exchange issued a public notice ("October Notice") effective from November 1, 2005, which requires registration with the State Administration of Foreign Exchange by the People’s Republic of China resident shareholders of any foreign holding company of a People’s Republic of China entity. Without registration, the People’s Republic of China entity cannot remit any of its profits out of the People’s Republic of China as dividends or otherwise; however, it is uncertain how the October Notice will be interpreted or implemented. In the event that the proper procedures are not followed under the October Notice, we could lose the ability to remit monies outside of the People’s Republic of China and would therefore be unable to pay dividends or make other distributions. Our People’s Republic of China resident shareholders could be subject to fines, other sanctions and even criminal liabilities under the People’s Republic of China Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.

Risk Related to the Company's Business and Industry

We give no assurances that any plans for future expansion will be implemented and if we do not secure adequate financing, our profitability may be adversely affected.

Our ability to implement our Three Rural Plan and ultimately generate enough revenue to be profitable is directly influenced by our ability to secure adequate financing. The company is currently profitable. We have recently received 6.3 million RMB (approximately $919,700) and have received a total of 31.7 million RMB (approximately $4,627,000) from prior investors. However, if we do not receive significant funding from future investors, we will experience delays in our growth strategies and, ultimately, in our profitability.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

We are in our early stages of development and face risks associated with a new company in a growth industry. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment. Even if we accomplish these objectives, we may not generate positive cash flows or the profits we anticipate in the future.

Although our revenues have grown rapidly since our inception from the increasing demand for our products, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•	expand our product offerings and maintain the high quality of our products;

•	manage our expanding operations, including the integration of any future acquisitions;

•	obtain sufficient working capital to support our expansion and to fill customers' orders in time;

•	maintain adequate control of our expenses;

•	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed;

•
anticipate and adapt to changing conditions in the containerboard and paper products markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

We will face a lot of competition, some of which may be better capitalized and more experienced than us.

We face competition in the bio-ecological products industries, both domestically and internationally. Although we view ourselves in a favorable position vis-à-vis our competition, some of the other companies that sell into our market may be more successful than us and/or have more experience and money that we do. This additional experience and money may enable our competitors to produce more cost-effective products and market their products with more success than we are able to, which would decrease our sales. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. However, we cannot give you assurance that we can successfully remain competitive. If our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than us, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations or financial condition.

The People’s Republic of China legal and judicial system may not adequately protect foreign investors and enforce their rights

Our business is largely subject to the uncertain legal environment in the People’s Republic of China and your legal protection could be limited. As our present and possibly, future executive officers and directors are residents of the PRC, and our operating entity, Sanming Huajian Bioengineering Co., Ltd, is incorporated and situated in the People’s Republic of China, legal recourse against any of them could be limited or inadequate. The legal and judicial systems in the People’s Republic of China are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in the People’s Republic of China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the Chinese judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The People’s Republic of China legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

A slowdown in the People’s Republic of China   economy may adversely affect our operations.

A slowdown or other adverse developments in the People’s Republic of China economy may materially and adversely affect our customers, demand for our services and our business. Because our customers are primarily wholesalers, a drop in their customer base would naturally spell a drop of demand for our products.

 All of our operations are conducted in the People’s Republic of China and most of all of our revenue is generated from sales in the People’s Republic of China

Although the People’s Republic of China economy has grown significantly in recent years, we cannot assure you that such growth will continue. Also, while we believe the demand for our products are independent of the health of the economy; we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the People’s Republic of China economy. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the People’s Republic of China may materially reduce the demand for our products and materially and adversely affect our business.

Conversely, our major competitors may be better able than us to successfully endure downturns in our sector. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced under either scenario. In addition, we cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

Inflation in the People’s Republic of China could negatively affect our profitability and growth.

While the People’s Republic of China economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the People’s Republic of China government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, the People’s Republic of China’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in People’s Republic of China which could, in turn, materially increase our costs and also reduce demand for our products.

A widespread health problem in the People’s Republic of China   could negatively affect our operations.

A renewed outbreak of SARS, bird flu or another widespread public health problem in the People’s Republic of China, where all of our revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some offices that would adversely disrupt our operations.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A widespread national disaster or Act of God in the People’s Republic of China   could negatively affect our operations.

A widespread national disaster such as flooding, hurricane, or other weather conditions that may adversely impact the growing of tobacco leaves may have an adverse effect on our business. Any such disaster could have the effect of inhibiting the growing of tobacco leaves which could cause us to curtail our operations. Further, a scarcity of tobacco leaves could also have the effect of increasing the cost of our purchasing the extracts, which could have the effect of depleting our assets or curtailing our operations.

Enforcement against us or our directors/officers may be difficult

Because our principal assets are located outside of the United States and all of our directors and nearly all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on United States Federal Securities Laws against us and our officers and directors in the United States or to enforce a United States court judgment against us or them in the People’s Republic of China.

Nearly all of our directors and officers reside outside of the United States . In addition, our operating subsidiary is located in the People’s Republic of China and substantially all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the People’s Republic of China and, even if civil judgments are obtained in United States courts, to enforce such judgments in People’s Republic of China courts. Further, it is unclear if extradition treaties now in effect between the United States and the People’s Republic of China would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. Federal securities laws or otherwise.

We may have difficulty establishing adequate management, legal and financial controls in the People’s Republic of China.

The People’s Republic of China historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Inadequate funding for our capital expenditure may affect our growth and profitability

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability. Our continued growth is dependent upon our ability to raise capital from outside sources. Our ability to obtain financing will depend upon a number of factors, including:

•	our financial condition and results of operations,

•	the condition of the People’s Republic of China economy and the containerboard sector in the PRC,

•	conditions in relevant financial markets; and

•	relevant People’s Republic of China laws regulating the same.

If we are unable to obtain financing, as needed, on a timely basis and on acceptable terms to our investors or lenders, our financial position, competitive position, growth and profitability may be adversely affected.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product offerings and in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

  Significant fluctuations in raw material prices may have a material adverse effect on us

Although we have exclusive contracts with our raw materials suppliers, any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products. We are subject to market conditions and although these raw materials are generally available and we have not experienced any raw material shortage in the past, we cannot assure you that the necessary materials will continue to be available to us at prices currently in effect or acceptable to us.

We depend on a concentration of customers.

Our revenue is dependent, in large part, on significant orders from wholesale customers. We believe that revenue derived from such customers will continue to represent a significant portion of our total revenue although we plan to diversify our customer base by, among other things, expanding our sales. Our inability to continue to secure and maintain a sufficient number of large customers or increase our customer base would have a material adverse effect on our business, operating results and financial condition. Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

Our success also depends in large part on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. As litigation becomes more common in the People’s Republic of China in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims. The validity and scope of claims relating to the manufacturing of our products involve complex technical, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards, to third parties or require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing the manufacture and sale of our products. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation. Further, we do not have adequate product liability insurance coverage against defective products. There is no guarantee that we will not be involved in any legal proceedings regarding our products.

We rely on Mr. Min Zhao, our chairman, chief executive officer and chief financial officer, for the management of our business, and the loss of his services may significantly harm our business and prospects.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Min Zhao for the direction of our business. The loss of the services of Mr. Zhao, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Zhao will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Zhao.

We do not have key man insurance on Mr. Zhao, our chairman, chief executive officer and chief financial officer, upon whom we rely primarily for the direction of our business. If Mr. Zhao dies and we are unable to replace Mr. Zhao for a prolonged period of time, we may be unable to carry out our long term business plan and our future prospect for growth, and our business, may be harmed.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our chairman and president, Mr. Min Zhao. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

We may not be successful in retaining a qualified Chief Financial Officer

We may not be successful in retaining an experienced Chief Financial Officer (“CFO”) who is conversant with U.S. Generally Accepted Accounting Principles and knowledgeable in our industry. We employ very experienced outside consultants to assist us in US GAAP and compliance matters. If we are unable to find a suitable CFO we could increase our reliance on outside consultants to comply with our continuing financial reporting obligations. This could potentially increase our operating costs.

Our management is comprised almost entirely of individuals residing in the People’s Republic of China with limited English skills

Our management is comprised almost entirely of individuals born and raised in the People’s Republic of China. As a result of differences in culture, educational background and business experiences, our management may analyze, evaluate and present business opportunities and results of operations differently from the way they are analyzed, evaluated and presented by management teams of public companies in Europe and the United States. In addition, our management has very limited skills in English. Consequently, it is possible that our management team will emphasize or fail to emphasize aspects of our business that might customarily be emphasized in a different manner by comparable public companies from different geographical and political areas.

Our management is not familiar with the United States securities laws.

Our management and the former owners of the businesses we acquire are generally unfamiliar with the requirements of the United States securities laws and may not appreciate the need to devote the resources necessary to comply with such laws. A failure to adequately respond to applicable securities laws could lead to investigations by the Securities and Exchange Commission and other regulatory authorities that could be costly, divert management's attention and disrupt our business.

We will continue to incur significant costs as a result of operating as a public company, and management will be required to devote substantial time to new compliance requirements.

As a public company, we incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices. Management and other personnel will need to devote a substantial amount of time to these new compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costlier.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in 2007, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management and our registered independent public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our registered independent public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. If we are not able to comply with the requirements of Section 404 in a timely manner, or if our registered independent accountants later identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

Risks Related to the Common Stock

There is currently no trading market for our common stock.

There is no market for our common stock and there may never be a market for our common stock.  In the absence of an active trading market, you may have difficulty selling our stock.

We have not paid and do not anticipate paying any dividends on our common stock; therefore, our securities could face devaluation in the market.

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion and for the implementation of our new business plan. Lack of a dividend can further affect the market value of our common stock, and could significantly affect the value of any investment in us.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

 This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

 In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

 This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

DETERMINATION OF OFFERING PRICE

 There is currently no market for our common stock.  The selling security holders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price (should a market exist), or in negotiated transactions.

USE OF PROCEEDS

This prospectus relates to sale of shares of common stock that may be offered and sold from time to time by the selling stockholders.   We will not receive any proceeds from the sale of shares by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus (the "Selling Stockholders") are offering 4,669,167 shares offered through this prospectus pursuant to the shares issuable under warrants granted to the selling stockholders pursuant to the Stock Plan and the Consulting Agreements.

A total of 1,000,000 shares of common stock have been reserved for issuance under all awards that may be granted under the Green Planet Bioengineering Co., Ltd. 2009 Incentive Stock Plan (the “Stock Plan”).

If, subsequent to the date of this reoffer prospectus, we grant any further awards under the Consulting Agreements, to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

The following table provides, as of January 13, 2009 information regarding the beneficial ownership of our common shares held by each of the selling stockholders, including:

1.	the number of common shares owned by each selling stockholder prior to this offering;

2.	the total number of common shares that are to be offered by each selling stockholder;

3.	the total number of common shares that will be owned by each selling stockholder upon completion of the offering; and

4.	the percentage owned by each selling stockholder.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to "Shares Beneficially Owned Prior to the Offering" includes the shares issued pursuant to our Stock Plan. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

Because the selling stockholders may offer all or part of the common shares currently owned, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The common shares currently owned offered by this reoffer prospectus may be offered from time to time by the selling stockholders named below.

	SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING(1)		NUMBER OF SHARES BEING	SHARES BENEFICIALLY OWNED UPON COMPLETION OF THE OFFERING(1)
NAME	NUMBER	PERCENT(2)	OFFERED	NUMBER	PERCENT(2)
Darrin M. Ocasio	37,500	*	37,500	0	*
Marius Silvasan (3) (8)	753,573	4.99%	1,561,826	0	*
Jeanne Chan (4) (8)	480,942	3.09%	480,942	0	*
Michael Karpheden (5) (8)	753,573	4.99%	1,561,826	0	*
Jerold Siegan (6) (8)	347,073	2.25%	347,073	0	*
Min Zhao	8,260,750	54.70%	200,000(7)	8,060,750	42.31%
Sally Ou	300,000	1.99%	300,000(7)	0	*
Jianmin Chen	100,000	*	100,000(7)	0	*
Yonglin Wang	50,000	*	50,000(7)	0	*
Yanmei Chen	30,000	*	30,000(7)	0	*
TOTAL SHARES OFFERED			4,669,167

*less than one percent

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. "Shares Beneficially Owned After the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders.

(2)	Based upon 15,101,667 share of common stock issued and outstanding as of January 12, 2009, including 680,000 shares of which have been approved for issuance but have not been physically delivered.
(3)
The number and percentage of shares that may be held by the selling stockholder at one time (and therefore, offer for resale at any one time) is limited to 4.99% of the aggregate shares issued and outstanding pursuant to the terms of the Warrants. The number and percentage of shares deemed beneficially owned is limited accordingly.  The selling stockholder owns warrants to purchase 1,561,826 shares of common stock with an exercise price of $0.001 per share.

(4)	This amount represents shares underlying 480,942 warrants with an exercise price of $0.001 per share.
(5)
The number and percentage of shares that may be held by the selling stockholder at one time (and therefore, offer for resale at any one time) is limited to 4.99% of the aggregate shares issued and outstanding pursuant to the terms of the Warrants. The number and percentage of shares deemed beneficially owned is limited accordingly.  The selling stockholder owns warrants to purchase 1,561,826 shares of common stock with an exercise price of $0.001 per share.

(6)	This amount represents shares underlying 347,073 warrants with an exercise price of $0.001 per share.
(7)	Shares have been approved for issuance but not physically delivered.
(8)
The number and percentage of shares, that may be held by the selling stockholder at one time (and therefore, offer for resale at any one time) is limited to 4.99% of the aggregate shares issued and outstanding pursuant to the terms of the Warrants. The number and percentage of  shares deemed beneficially owned is limited accordingly.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

PLAN OF DISTRIBUTION

Timing of Sales

Under the Stock Plan, we are authorized to issue up to 1,000,000 shares of our common stock.  Also, under the Consulting Agreements, up to 3,989,167 shares of our common stock may be issued.

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling stockholders determine from time to time.

Manner of Sale

The common shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	Purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The selling stockholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $5,200.00, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York. Certain members of Sichenzia Ross Friedman Ference LLP have received common stock of the Company in payment of compensation for legal services.

EXPERTS

The financial statements of Green Planet Bioengineering Co. Limited (f/k/a Mondo Acquisition II, Inc.)  as of December 31, 2006 and December 31, 2007, and for each of the two years in the period ended December 31, 2007 and 2006, have been incorporated by reference herein and in the registration statement in reliance upon the report of PKF Hong Kong, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, provided that  Sichenzia Ross Friedman Ference LLP (including its members) will receive 37,500 shares of the Company's common stock under this registration statement.

INCORPORATION OF CERTAIN DOCUMENTS   BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

•	Reference is made to our report on Form 8-K filed with the SEC on October 29, 2008, which is hereby incorporated by reference.

•	Reference is made to our quarterly report on Form 10-Q for the quarter ended September 30, 2008, as filed with the SEC on November 12, 2008, which is hereby incorporated by reference.

•	Reference is made to our report on Form 8-K filed with the SEC on November 24, 2008, which is hereby incorporated by reference.

•	Reference is made to our report on Form 8-K filed with the SEC on January 7, 2009, which is hereby incorporated by reference.

•	Reference is made to our report on Form 8-K/A filed with the SEC on January 9, 2009, which is hereby incorporated by reference.

•	The description of our common stock is incorporated by reference to our Form 8-K, filed with the SEC on October 29, 2008.

 We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Min Zhao.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

 As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

• any breach of the director's duty of loyalty to us or our stockholders;

• any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

• any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

• any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

• we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

• we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

GREEN PLANET BIOENGINEERING CO. LIMITED

4,669,167 SHARES OF COMMON STOCK

PROSPECTUS

January 13, 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECUTS

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to our report on Form 8-K filed with the SEC on October 29, 2008, which is hereby incorporated by reference.

•	Reference is made to our quarterly report on Form 10-Q for the quarter ended September 30, 2008, as filed with the SEC on November 12, 2008, which is hereby incorporated by reference.

•	Reference is made to our report on Form 8-K filed with the SEC on November 24, 2008, which is hereby incorporated by reference.

•	Reference is made to our report on Form 8-K filed with the SEC on January 7, 2009, which is hereby incorporated by reference.

•	Reference is made to our report on Form 8-K/A filed with the SEC on January 9, 2009, which is hereby incorporated by reference.

•	The description of our common stock is incorporated by reference to our Form 8-K, filed with the SEC on October 29, 2008.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

 No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries provided that certain members of Sichenzia Ross Friedman Ference LLP will receive 37,500 shares of the Company's common stock under this registration statement to be issued as compensation for legal services.

Item 6. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

• any breach of the director's duty of loyalty to us or our stockholders;

• any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

• any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

• any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

• we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

• we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

The 4,669,167 shares of common stock to be sold by the selling stockholders pursuant to this Registration Statement may be issued pursuant to warrants issued under the Consulting Agreements and the stock issued pursuant to the Stock Plan. The shares and warrants  were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1 10.2 10.3 10.4 10.5 10.6 10.7
Green Planet Bioengineering Co. Ltd. 2009 Incentive Stock Plan
Consulting Agreement between Green Planet Bioengineering Co. Ltd and Darrin Ocasio
Consulting Agreement between Green Planet Bioengineering Co. Ltd and Michael Karpheden
Consulting Agreement between Green Planet Bioengineering Co. Ltd and Jeanne Chan
Consulting Agreement between Green Planet Bioengineering Co. Ltd and Marius Silvasan
Consulting Agreement between Green Planet Bioengineering Co. Ltd and Jerold Siegan
Form of Warrant

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
23.2	Consent of PKF Hong Kong

Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes to:

(a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

(b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Aventura, Florida, on January 13, 2009.

GREEN PLANET BIOENGINEERING CO. LIMITED

By:	/s/ Min Zhao
Min Zhao
Chief Executive Officer, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Min Zhao, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Min Zhao	Chief Executive Officer (Principal Executive Officer) Chief Financial Officer (Principal Accounting Officer)	January 13, 2009
Min Zhao

/s/ Min Yan Zheng	Director	January 13, 2009
Min Yan Zheng

/s/ Jian Min Chen	Director	January 13, 2009
Jian Min Chen

/s/ Shanyan Ou	Director	January 13, 2009
Shanyan Ou

/s/ Jianrong Zheng	Director	January 13, 2009
Jianrong Zheng